CMA Muni-State Municipal Series Trust
Series Number: 5
File Number: 811-5011
CIK Number: 810598
CMA New York Municipal Money Fund
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/05/2000	$ 4,305	New York State Dorm Authority	5.00%	07/01/2012
09/14/2000	9,765	Port Authority of NY and NJ	5.00	03/01/2016

Last Updated on 11/28/2000
By Win95 User